SECOND AMENDMENT TO THE EMPLOYMENT AGREEMENT

THE SECOND AMENDMENT TO THE EMPLOYMENT AGREEMENT (the “Second Amendment”) is made and entered effective the 18 day of May 2005, by Ross Stores, Inc. (the “Company”) and Michael Balmuth (the “Executive”). The Executive and the Company previously entered into an Employment Agreement effective May 31, 2001 and a First Amendment to the Employment Agreement effective January 30, 2003 (the original Agreement and First Amendment to the Employment Agreement are attached and collectively referred to herein as “the Agreement”), and it is now the intention of the Executive and the Company to further amend the Agreement as set forth below. Accordingly, the Executive and the Company now enter into this Second Amendment.

I.	The Executive and the Company amend the Agreement by deleting Paragraph 1 of the Agreement in its entirety and replacing it with the following new paragraph 1:

1.

Term. The employment of the Executive by the Company will continue as of the date hereof and end on January 29, 2009, unless extended or terminated in accordance with this Agreement, including the extensions contemplated both in paragraphs 1 and 4(b). During August 2007, and during August every other year thereafter (every two years) for so long as the Executive is employed by the Company, upon the written request of the Executive, the Board shall consider extending the Executive’s employment with the Company. Such request must be delivered to the Chairman of the Compensation Committee no later than the July 31st which precedes the August in which the requested extension will be considered. The Board shall advise the Executive, in writing, on or before the September 1st following its consideration of the Executive’s written request, whether it approves of such extension. The failure of the Board to provide such written advice shall constitute approval of the Executive’s request for the extension. If the Executive’s request for an extension is approved, this Agreement shall be extended two additional years.

II.	The Executive and the Company further amend the Agreement by deleting the first sentence of Paragraph 2 of the Agreement in its entirety and replacing it with the following new sentence:

2.

Position and Duties. The Executive shall continue to serve as the Vice Chairman of the Board, President and Chief Executive Officer of the Company with overall responsibility for its corporate policy making, organization and operation, and accomplishment of its plans and objectives.

III.	The Executive and the Company further amend the Agreement by deleting Paragraph 4(a) of the Agreement in its entirety and replacing it with the following new Paragraph 4(a):

4(a).

Salary. During his employment, the Company shall pay the Executive a base salary of not less than Nine Hundred and Thirty Eight Thousand Dollars ($938,000) per annum. The base salary shall be payable in equal installments in accordance with the Company’s normal payroll practices applicable to senior officers. Subject to the first sentence of this paragraph, the Executive’s base salary may be adjusted from time to time by the Board in accordance with normal business practices by the Company. In addition, the Company shall pay the Executive each year an amount (“Premium Payment”) equal to the sum of: (i) the total premiums for such year on certain life insurance policies held in an irrevocable life insurance trust established by the Executive, with an aggregate face value of $12 million; and (ii) an amount necessary to gross-up Executive for any federal, state and local income tax liability attributable to the premium amounts. The Premium Payment shall be adjusted each year to reflect changes in the annual premiums with respect to such policies.

IV.	The Executive and the Company further amend the Employment Agreement by adding the following paragraph 22:

22.

Compliance with Section 409A. It is the mutual intention of Executive and the Company that the provision of all payments and benefits pursuant to this Agreement be made in compliance with the requirements of Section 409A of the Internal Revenue Code (concerning the treatment of nonqualified deferred compensation plans), but only to the extent that Section 409A is applicable to such payments and benefits and only to the extent that Executive determines, in his discretion, that compliance with Section 409A with respect to any such payment or benefit will result in the greatest after-tax or other benefit to Executive. For purposes of this paragraph 22, references to Section 409A include all regulations and other guidance promulgated by the Secretary of the Treasury pursuant to such Section. Notwithstanding any provision of this paragraph 22 to the contrary, this Agreement shall not be modified pursuant to this paragraph 22 with respect to any payment or benefit which Executive and the Company mutually determine is an amount treated as deferred prior to January 1, 2005 for purposes of Section 409A(d).

		(a)	Further Amendment. As soon as reasonably practicable following the effective date of this Second Amendment, but in any event on or before December 31, 2005:

(i)

Executive and the Company shall mutually determine in good faith the extent to which any one or more present provisions of this Agreement would fail to comply with the applicable requirements of Section 409A and such modifications to the Agreement, if any, as would be required to avoid the imposition of additional tax pursuant to Section 409A(a)(1)(B) with respect to any payment or benefit to be provided to Executive under the Agreement. Except as provided by paragraph 22(b) below, such modifications to this Agreement shall, to the maximum extent permitted in compliance with the requirements of Section 409A, preserve (but not increase) the aggregate monetary face value of such payments and benefits in the absence of such modifications.

(ii)

Executive shall determine, in his discretion, which, if any, of such modifications to this Agreement determined in accordance with paragraph 22(a)(i) above would result in the greatest after-tax or other benefit to Executive. If requested by Executive, the Company and Executive shall further amend this Agreement to reflect any one or more of such modifications elected by Executive. Executive shall be solely responsible for any additional tax or interest imposed by Section 409A as a result of Executive’s failure to elect any modification to this Agreement determined in accordance with paragraph 22(a)(i).

(b)

Interest. If, in accordance with paragraph 22(a), this Agreement is modified to delay the date of any payment or benefit which, in the absence of such modification, would have occurred within six (6) months following the date of termination of Executive’s employment with the Company (the “Original Payment Date”) to a date six (6) months or more following the date of termination of Executive’s employment with the Company (the “Delayed Payment Date”), then the principal amount of such payment or benefit shall accrue interest from the Original Payment Date to the Delayed Payment Date at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code. The Company shall pay such accrued interest to Executive on the Delayed Payment Date.

(c)

Attorney’s Fees and Costs. Any dispute or claim relating to or arising out of any delay in the Company’s provision of payments or benefits in accordance with any modification of this Agreement pursuant to paragraph 22(a) or the provision of interest in accordance with paragraph 22(b) shall be resolved by binding arbitration in accordance with paragraph 19. However, notwithstanding the provisions of paragraph 20 regarding attorney’s fees and costs to the contrary, the Company shall reimburse Executive for any and all attorney’s fees and costs reasonably incurred by Executive in clarifying or enforcing Executive’s rights with respect to such delayed payments or benefits or interest if Executive establishes liability with respect to the merits of the claim in respect of which such attorney’s fees and costs are incurred. Executive shall reimburse the Company for any and all attorney’s fees and costs reasonably incurred by Company in defending any such claim brought by Executive if the arbitrator determines that such claim by Executive is frivolous or maintained in bad faith.

Except for the amendments, as set forth above, the Agreement and all of its terms remain in force and in effect.

ROSS STORES, INC.	EXECUTIVE

/s/ Norman A. Ferber	/s/ Michael Balmuth

Norman Ferber	Michael Balmuth

5/18/05
Date	Date